Exhibit 4.10

Western Copper and Gold Corporation

$50,000,000 Bought Deal of Common Shares

February 11, 2026

The securities will be offered by way of a short form prospectus in all of the provinces of Canada, other than the Province of Quebec. A preliminary short form prospectus containing important information relating to the securities described in this document has been filed with the applicable Canadian securities regulatory authorities. A copy of the preliminary short form prospectus is required to be delivered to any investor that received this document and expressed an interest in acquiring the securities. In addition, a corresponding registration statement on Form F-10 relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) but has not yet become effective.

The preliminary short form prospectus is still subject to completion. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the preliminary short form prospectus, the final short form prospectus and any amendment, and the registration statement (and the prospectus included therein) and any amendment thereto, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision. Copies of the preliminary short form prospectus, final short form prospectus, registration statement and any amendment thereto may be obtained, for free upon request, from Stifel Nicolaus Canada Inc. at 161 Bay Street, Suite 3800, Toronto, Ontario, Canada M5J 2S1 or by email at syndprospectus@stifel.com. You may also obtain these documents for free, when available, by visiting SEDAR+ at www.sedarplus.ca or EDGAR on the SEC website at www.sec.gov.

Unless otherwise indicated, all references to currency are in Canadian dollars.

Issuer:	Western Copper and Gold Corporation (the “Company”).

Issue:	12,048,400 common shares of the Company (the “Offered Shares”).

Offering Price:	$4.15 per Offered Share (the “Offering Price”).

Size of Offering:	$50,000,860 (the “Offering”).

Over-Allotment Option:	The Company will grant the Underwriters an option (the “Over-Allotment Option”) to purchase up to such number of additional common shares of the Company (the “Additional Shares”) as is equal to 15% of the number of Offered Shares sold pursuant to the Offering, to cover any over-allotments and for market stabilization purposes. The Over-Allotment Option shall be exercisable, in whole or in part, at any time up to 30 days after the Closing Date (as defined below), at the Offering Price and on the same terms and conditions as set forth herein.

Use of Proceeds:	The Company plans to use the net proceeds from the Offering to advance permitting and engineering activity at the Company’s Casino Project in the Yukon and for general corporate and working capital purposes.

Type of Transaction:	Bought deal, by way of short form prospectus, by a syndicate of underwriters led by Stifel Nicolaus Canada Inc. (the “Lead Underwriter”) and subject to a formal underwriting agreement in a form customary for such offerings.

Qualifying Jurisdictions:	The qualifying jurisdictions for this Offering will be all of the provinces of Canada (other than the Province of Quebec). The Offered Shares will also be sold in the United States pursuant to a registration statement on Form F-10 under the Multijurisdictional Disclosure System, and outside of Canada and the United States on a private placement or equivalent basis.

Listing:	The common shares of the Company are listed on the Toronto Stock Exchange (the “TSX”) and the NYSE American (“NYSE”) under the symbol “WRN”.

The Company shall obtain the necessary approvals to list the Offered Shares on the TSX and the NYSE, which listing shall be conditionally approved prior to the Closing Date.

Eligibility:	The Offered Shares will be eligible for RRSPs, RDSPs, RRIFs, DPSPs, RESPs and TFSAs.

Commission:	5.0% of the gross proceeds of the Offering (including the Over-Allotment Option), payable on the Closing Date, excluding with respect to gross proceeds realized on sales to purchasers on a president’s list or pursuant to existing participation rights.

Closing Date:	On or about February 26, 2026 (the “Closing Date”), or such other date as may be permitted under applicable securities laws and as agreed by the Company and the Lead Underwriter, acting reasonably.

Syndicate:	Stifel Canada.(1)	46%
	ATB Cormark Capital Markets	10%
	National Bank Financial Inc.	10%
	Canaccord Genuity Corp.	8%
	Agentis Capital Markets	8%
	BMO Capital Markets	8%
	H.C. Wainwright & Co.	5%
	CIBC World Markets	5%

(1)	Lead Underwriter and Sole Bookrunner